Exhibit 23.1

Consent of Independent Auditors

Board of Directors

The Bank of Kentucky Financial Corporation

Crestview Hills, Kentucky

We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-37011 and 333-39322) of The Bank of Kentucky Financial Corporation of our Report of Independent Auditors, dated January 28, 2004, on the consolidated balance sheets of The Bank of Kentucky Financial Corporation as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003, which report is included in Form 10-K of The Bank of Kentucky Financial Corporation for the year ended December 31, 2003

Crowe Chizek and Company LLC

March 10, 2004

Louisville, Kentucky